EXHIBIT H



          [Form of Notice of Proposed Transactions]



                  UNITED STATES OF AMERICA

                         before the

             SECURITIES AND EXCHANGE COMMISSION



PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35- ___________/ File No. 70- 9123


     In the Matter of         :
                              :
      ENTERGY CORPORATION,    :
      ET AL.                  :
                              :
                              :


NOTICE OF POST-EFFECTIVE AMENDMENT TO APPLICATION CONCERNING
PROPOSED INCREASE IN GUARANTEE AUTHORITY


     Entergy Corporation ("Entergy"), a registered holding company, and its wholly-owned subsidiaries Entergy Enterprises, Inc., Entergy Power, Inc., Entergy Nuclear, Inc., Entergy Operations Services, Inc., Entergy Power Marketing Corp., Entergy Global Power Operations Corporation and Entergy Power Operations U.S., Inc., have filed a post-effective amendment to their application-declaration pursuant to Sections 6(a), 7 and 12(b) of the Act and Rules 45 and 54 thereunder.

     Pursuant to the initial order in this File, dated June 22, 1999 (the "June 1999 Order"), among other things, Entergy and the other applicants are authorized to issue guarantees to or for the benefit of certain non-utility associate companies ("Non-utility Companies") in an aggregate principal amount (inclusive of certain previously issued and outstanding guarantees) up to $750 million. To permit the planned expansion of Entergy's global power development business, Entergy recently received Commission approval in File No. 70-9049 (see HCAR No. 27184 (June 13,
2000)) to use the proceeds from the sale of Entergy securities and/or to provide guarantees for its investments in "exempt wholesale generators" and "foreign utility companies" (collectively, "Exempt Projects") in amounts which, when added to Entergy's "aggregate investment" (as defined in Rule 53(a)(1)(i)) in Exempt Projects, would not exceed 100% of Entergy's "consolidated retained earnings" (as defined in Rule 53(a)(1)(ii)). As of May 31, 2000, giving effect to such authorization would permit Entergy to make additional investments in Exempt Projects of approximately $1.7 billion. However, under the June 1999 Order, Entergy currently has the capacity to issue guarantees to or for the benefit of Exempt Projects (and other Non-utility Companies) in an aggregate principal amount of approximately $360 million.

     In order to further facilitate the development, acquisition and ownership by Entergy of interests in Exempt Projects and other Non-utility Companies, as authorized or permitted under the Act from time to time, to the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy and Non-utility Companies request authority to issue guarantees to or for the benefit of Non-utility Companies from time to time through December 31, 2005, in an aggregate principal amount not to exceed $2 billion at any one time outstanding (excluding any guarantees previously issued and outstanding under the June 1999 Order) (the "Aggregate Authorization"). The amount of a guarantee shall not reduce the Aggregate Authorization to the extent that the provision of such guarantee is exempt from the Act or is otherwise authorized or permitted by rule or regulation of the Commission issued thereunder.

     The application-declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than [__________, 2000], to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicants-declarants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and/or permitted to become effective.

     For  the  Commission, by the Office of  Public  Utility
Regulation, pursuant to delegated authority.



                                   [NAME OF SECRETARY]
                                   [Secretary]